EXHIBIT 21.1

Significant Subsidiaries

Name of Subsidiary

Fatburger North America, Inc.

Buffalo’s Franchise Concepts, Inc.

Ponderosa Franchising Company

Bonanza Restaurant Company

Ponderosa International Development, Inc.

Puerto Rico Ponderosa, Inc.

Hurricane AMT, LLC

Yalla Mediterranean Franchising Company, LLC

Yalla Acquisition, LLC

EB Franchises, LLC

FAT Brands Royalty I, LLC

Johnny Rockets Holding Co

Johnny Rockets Licensing, LLC

Johnny Rockets Licensing Canada, LLC

Johnny Rockets Licensing, LLC

Fog Cutter Acquisition, LLC

Fog Cutter Capital Group Inc.

Homestyle Dining, LLC

Fog Cap Development LLC

Fog Cap Acceptance Inc.

BC Canyon LLC

FAT Virtual Restaurants, LLC

Fat Brands Management LLC